EXHIBIT 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: 781-250-0111
FOR IMMEDIATE RELEASE	Telefax: 781-250-0115

CONTACT:
Walter C. Herlihy, Ph.D.	Laura Whitehouse
President and Chief Executive Officer	VP, Market Development
(781) 419-1900	(781) 419-1812

Repligen Reports First Quarter Fiscal Year 2009 Financial Results

WALTHAM, MA – August 7, 2008 – Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter of fiscal year 2009, ended June 30, 2008. Total revenue for the quarter was $13,660,000 compared to total revenue of $5,979,000 for the first quarter of fiscal year 2008 ended June 30, 2007, an increase of $7,681,000 or 128%. Total revenue was comprised of product revenue and royalty and other revenue. Product revenue for the first quarter of fiscal year 2009 was $5,693,000 and was comprised primarily of Protein A product revenue. Royalty and other revenue for the first quarter of fiscal year 2009 was $7,966,000 and was comprised primarily of royalty payments from Bristol-Myers Squibb Company on the U.S. sales of Orencia® related to the April patent licensing agreement, and includes $6,330,000 of royalties from February 2006 to March 31, 2008 as well as $1,566,000 of royalties for the first quarter of fiscal year 2009.

Operating expenses for the first quarter of fiscal year 2008 were $5,702,000 compared to $5,994,000 for the same time period in fiscal year 2007. This decrease in operating expenses of $292,000 was primarily the result of decreased litigation expenses and in-licensing expenses partially offset by increased external research, clinical and direct material expenses.

The net income for the first quarter of fiscal year 2009 was $8,279,000 or $.26 per diluted share, compared to net income for the first quarter of fiscal year 2008 of $240,000 or $.01 per diluted share. Cash, cash equivalents and marketable securities as of June 30, 2008 were $66,126,000 compared to $60,589,000 as of March 31, 2008.

“We are very pleased that the licensing of our CTLA4-Ig patent to Bristol and our Protein A business continue to provide a growing stream of revenue and profits for Repligen,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial strength will allow us to expand our pipeline, advance our candidates through proof-of-principle clinical trials, complete our late stage clinical development programs, and capture value through partnering or our own commercial efforts.”

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Corporate Update

Secretin (RG1068) for Imaging of the Pancreas

We are currently enrolling patients in our Phase 3 clinical trial of RG1068, synthetic human secretin, to improve the assessment of pancreatic duct structures by magnetic resonance imaging (MRI). This study is designed to assess the sensitivity and specificity of secretin-enhanced MRI to improve the ability to detect pancreatic duct abnormalities relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the assessment, diagnosis and treatment of diseases such as acute and chronic pancreatitis. This study is being conducted at approximately 30 clinical sites within the United States and Canada and will enroll approximately 250 patients. This program has been granted Fast Track Designation by the FDA, a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need. There are more than 150,000 procedures conducted in the United States each year that could benefit from enhancement with RG1068.

Uridine (RG2417) for Bipolar Disorder

We plan to initiate a Phase 2b clinical trial of RG2417, an oral formulation of uridine in patients with bipolar disorder in the fall. This will be a multi-center clinical trial in which approximately 150 patients with bipolar disorder will receive either RG2417 or a placebo twice a day for eight-weeks. This study will be designed to assess the efficacy and safety of RG2417 on the symptom of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS).

This study is based on the results of a positive Phase 2a study in which 83 patients received either RG2417 or a placebo twice a day for six-weeks. Over the six-week treatment period, the study demonstrated a statistically significant improvement in the symptoms of depression in the patients receiving RG2417 when compared to placebo on the MADRS (p=0.01) and the Clinical Global Impression of Change (p=.04).

HDAC Inhibitors for Friedreich’s Ataxia

We are currently developing compounds which may have utility in treating Friedreich’s ataxia. Friedreich’s ataxia is a progressive, inherited neurodegenerative disease which leads to incapacitation or loss of life in early adulthood. We have identified advanced leads through multiple rounds of novel compound library synthesis and screening for potency, specificity, metabolism and pharmacology. These advanced leads are being further characterized in animal models for their pharmacologic, toxicologic and pharmacodynamic profiles to identify an appropriate candidate for the clinic. There is currently no treatment approved by the FDA for treatment of Friedreich’s ataxia.

Protein A Business

In July, we were the first company in North America to receive certification to BS25999, the new standard for business continuity management. Business continuity management systems are designed to build resiliency within an organization and to ensure continued operations in the event of a business disruption, whether due to a major disaster or a minor incident. Repligen developed and implemented a business continuity management system to ensure an uninterrupted supply of its recombinant Protein A products, a key consumable used by the biopharmaceutical industry to manufacture drugs called monoclonal antibodies. Certification of Repligen’s business continuity management system to BS25999 demonstrates that our program meets globally accepted best practices for business continuity.

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CTLA4-Ig Patent

In April, we reached a settlement with Bristol-Myers Squibb Company in our lawsuit alleging infringement of U.S. Patent No. 6,685,941, based on Bristol’s sale of Orencia® for the treatment of rheumatoid arthritis. The settlement provided for Bristol to make an initial payment of $5,000,000 and to pay royalties on the U.S. net sales of Orencia® for any clinical indication at a rate of 1.8% for the first $500,000,000 of annual net sales, 2.0% for the next $500,000,000 of annual net sales and 4% of annual net sales in excess of $1 billion for each year until December 31, 2013. Based on analysts’ estimates for the future U.S. sales of Orencia®, we anticipate cash receipts in excess of $100 million over the term of the license.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday, August 7th at 11:00 a.m. EDT, to review first quarter fiscal year 2009 financial results and expectations and provide a quarterly update of the Company. This call is being webcast and can be accessed via Repligen’s website at www.repligen.com or you may also listen to the live broadcast by calling (866) 761-0748 for domestic calls and (617) 614-2706 for international calls. Participants must provide the following passcode: 62772305. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call and may be accessed at www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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REPLIGEN CORPORATION

SELECTED FINANCIAL DATA

Unaudited

	Three months ended June 30,
	2008	2007
Revenue:
Product revenue	$5,693,343	$5,731,476
Royalty and other revenue	7,966,902	247,342

Total revenue	13,660,245	5,978,818

Operating expenses:
Cost of product revenue	1,846,401	1,714,299
Cost of royalty and other revenue	325,000	—
Research and development	2,084,125	2,137,326
Selling, general and administrative	1,446,571	2,142,131

Total operating expenses	5,702,097	5,993,756

Income (loss) from operations	7,958,148	(14,938)

Investment income	532,585	257,367
Interest expense	(1,905)	(2,451)

Income before income taxes	8,488,828	239,978
Provision for income taxes	210,000	—

Net income	$8,278,828	$239,978

Earnings per share:
Basic	$0.27	$0.01

Diluted	$0.26	$0.01

Weighted average shares outstanding:
Basic	31,152,566	30,564,494

Diluted	31,585,112	31,127,099

	As of June 30, 2008	As of March 31, 2008
Balance Sheet Data:
Cash, cash equivalents, and marketable securities*	$66,126,165	$60,589,054
Working capital	51,476,498	49,831,378
Total assets	75,609,331	68,839,707
Long-term obligations	136,735	143,043
Accumulated deficit	(112,297,992)	(120,576,819)
Stockholders’ equity	72,780,569	64,106,855

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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